Exhibit 99.1

Versartis Reports Second Quarter 2014 Financial Results

Menlo Park, Calif., August 5, 2014 — Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing a novel, long-acting form of recombinant human growth hormone (rhGH), today announced financial results for the second quarter ended June 30, 2014.

“In June we achieved a major corporate milestone with our positive Phase 2a clinical results for VRS-317, confirming our potential to provide a differentiated, long-acting growth hormone to doctors, patients, and their care-givers and positioning us to move forward with a Phase 3 clinical trial in early 2015,” said Jeffrey L. Cleland, PhD, Chief Executive Officer. “We also made excellent progress with other key initiatives including the initiation of and enrollment in the VRS-317 extension study, planning for the adult growth hormone deficiency (GHD) program and the continued build out of our team by completing key hires such as the addition of Bert Bakker, MD, PhD, as Senior Vice President of Medical Affairs. Looking forward to the remainder of 2014, we will be focused on our interactions with US and European regulatory agencies to discuss the protocol for our planned Phase 3 clinical trial for pediatric GHD and the preparation required to initiate this study in early 2015.”

Second Quarter 2014 Financial Results

For the second quarter ended June 30, 2014, Versartis reported a GAAP net loss attributable to common stockholders of approximately $8.6 million, or $0.36 per share, basic and diluted, compared to a net loss attributable to common stockholders for the second quarter ended June 30, 2013 of $3.7 million, or $24.74 per share, basic and diluted.

Total operating expenses for the second quarter ended June 30, 2014 were $8.5 million as compared to $4.0 million for the quarter ended June 30, 2013. Research and development (R&D) expenses for the second quarter of 2014 were $5.6 million, compared to $3.3 million for the second quarter of 2013. The increase in R&D expenses was primarily due to an increase in manufacturing costs as the Company prepares for its potential Phase 3 trial, as well as costs associated with the fully enrolled Phase 2a clinical trial for VRS-317, which was initiated in the third quarter of 2013. General and administrative (G&A) expenses were $2.9 million for the second quarter of 2014, compared to $0.7 million for the same period in 2013. The increase in G&A expenses was primarily due to the additional fees related to consulting and professional services as well as an increase in headcount and stock-based compensation as the Company continues its expansion to support additional public company requirements.

On a sequential basis, net loss attributable to common stockholders in the first quarter of 2014 was $45.0 million, or $16.13 per share, compared with a net loss attributable to common stockholders of $8.6 million, or $0.36 per share, in the second quarter of 2014. The net loss attributable to common stockholders in the first quarter of 2014 included non-cash, nonrecurring charges of approximately $37.4 million incurred in connection with the Company’s initial public offering and $0.4 million of stock-based compensation. The Company’s net loss attributable to common stockholders in the second quarter of 2014 included $1.1 million of stock-based compensation.

Cash, cash equivalents, and short-term investments were $192.8 million as of June 30, 2014.

Recent Clinical Milestones

•	In June 2014, announced positive six month VRS-317 Phase 2a clinical study results. The study found that repeat dosing with VRS-317, when given at weekly, semi-monthly and monthly intervals over a six month period, achieves annualized height velocity (which was the study’s primary endpoint) comparable to the annual height velocity for similar GHD children given the highest approved dose of daily growth hormone that is on the label of Norditropin and Genotropin. The six month data also demonstrates that VRS-317 was safe and well-tolerated in each of these cohorts.

Recent Corporate Highlights

•	Versartis further strengthened its executive management team with the appointment of Bert Bakker, MD, PhD, a senior industry executive with expertise in pediatric and adult endocrinology, as Senior Vice President, Medical Affairs. Dr. Bakker will lead the Company’s adult GHD program.

•	Completed key hires in the chemistry, manufacturing and controls (CMC), finance, accounting, clinical and commercial teams and transitioned to a new corporate headquarters to accommodate current and future growth.

Anticipated 2014 & 2015 Milestones and Events

•	In the second half of 2014 Versartis will discuss the Phase 3 clinical program for VRS-317 in pediatric patients with the FDA and European Medicines Agency (EMA). In the fourth quarter of 2014 the Company will provide an update on the outcome of these discussions as well as the VRS-317 Phase 3 trial design.

•	The Company expects the VRS-317 Phase 3 clinical trial for pediatric GHD to commence in early 2015.

•	In parallel with the planned US and European VRS-317 Phase 3 program, Versartis will meet with PMDA (Japanese equivalent of the FDA) to discuss a clinical program for VRS-317 in Japanese children with GHD. The Company’s goal is to initiate the clinical program in Japan for VRS-317 in 2015.

•	The Company expects to initiate a Phase 2/3 registration study of VRS-317 for adult GHD in the second half of 2015.

About Versartis

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing VRS-317, a novel, long-acting form of recombinant human growth hormone, for the treatment of growth hormone deficiency (GHD). VRS-317 is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and therefore treatment outcomes. The Company has recently completed a Phase 2a clinical trial evaluating weekly, semi-monthly and monthly dosing regimens of VRS-317 in children with GHD. Further information on Versartis can be found at www.versartis.com.

Cautionary Note on Forward Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “believes,” “potential,” “will” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the ability of VRS-317 to potentially offer semi-monthly and/or monthly dosing regimens, potential market opportunities in GHD and the further development of VRS-317, including a potential phase 3 clinical trial and a registration trial for adult GHD. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on VRS-317; VRS-317 being a new chemical entity; serious adverse side effects, if they are associated with VRS-317; VRS-317 may not have favorable results in later clinical trials or receive regulatory approval; other long-acting rhGH products and product candidates have failed to generate commercial success or obtain regulatory approval; delays in enrollment of patients in our clinical trials could increase our costs and cause delay; VRS-317 may cause serious adverse side effects or have properties that delay or prevent regulatory approval or limit its commercial profile; manufacturing; if approved, risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; the importance of our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations. We discuss many of these risks in greater detail under the heading “Risk Factors” section contained in our Quarterly Report on Form 10-Q for the 3 months ended March 31, 2014, which is on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Versartis, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$5,622	$3,326	$10,491	$6,825
General and administrative	2,877	656	5,591	1,338

Total operating expenses	8,499	3,982	16,082	8,163
Loss from operations	(8,499)	(3,982)	(16,082)	(8,163)
Interest income	40	—	40	—
Interest expense	—	—	—	(128)
Other income (expense), net	(141)	327	(11,984)	617

Net loss and comprehensive loss	(8,600)	(3,655)	(28,026)	(7,674)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	(25,559)	—

Net loss attributable to common stockholders	$(8,600)	$(3,655)	$(53,585)	$(7,674)

Net loss per basic and diluted share attributable to common stockholders	$(0.36)	$(24.74)	$(3.95)	$(54.59)

Weighted-average common shares used to compute basic and diluted net loss per share	24,195	148	13,551	141

Versartis, Inc.

Condensed Balance Sheets

(Unaudited)

(in thousands)

	June 30,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$192,773	$13,288
Other assets	5,883	1,395

Total assets:	$198,656	$14,683

Liabilities	$5,187	$4,478
Convertible preferred stock	—	57,497
Stockholder’s equity (deficit)	193,469	(47,292)

Total liabilities, convertible preferred stock & stockholder’s equity (deficit)	$198,656	$14,683

Contacts:

Corporate & Investors

Joshua Brumm

Chief Financial Officer

(650) 963-8582

IR@versartis.com

Investors

Nick Laudico

The Ruth Group

(646) 536-7030

nlaudico@theruthgroup.com

Media

Debra Bannister

Corporate Communications

(530) 676-7373

media@versartis.com

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